EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 (847) 488-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT FTI CONSULTING————
Scott Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email: katie.pyra@fticonsulting.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 16, 2011

A. M. Castle & Co. Acquires Tube Supply, Inc.

OAK BROOK, IL, DECEMBER 16th — A. M. Castle & Co. (NYSE:CAS; A. M. Castle), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, announced today that it has completed the acquisition of Houston, TX – based Tube Supply, Inc. (Tube Supply), a leading value-added distributor of specialty tubular and bar products for the oil and gas industry. Tube Supply has provided high quality products and services primarily to the North American oilfield equipment manufacturing industry for the past 25 years. The purchase price was $165 million.

Tube Supply was founded in 1986 by Paul Sorensen and Jerry Willeford, who with the rest of the management team will remain in place. Both Tube Supply and Castle Metals Oil & Gas businesses will be led by Nick Jones, current President of Castle Metals Oil & Gas Commercial Unit. Tube Supply has provided high quality products and services primarily to the North American oilfield equipment manufacturing industry for the past 25 years. Today, Tube Supply has the reputation of being a world-class provider of a broad range of oilfield quality metals with a specific focus on the equipment and tools used in downhole completion and wellhead applications. Tube Supply had unaudited revenues of approximately $208 million for the twelve-month period ended October 31, 2011. Tube Supply operates service centers in Houston, Texas and Edmonton, Alberta and has recently completed construction of a new, 250,000 square foot facility located at its Houston headquarters.

Michael Goldberg, President and CEO of A. M. Castle & Co stated: “We are very pleased to welcome the Tube Supply team to the A. M. Castle family.” Mr. Goldberg added: “This transaction fits squarely within our existing oil and gas strategy and is a great long-term fit that will allow us to capitalize on the growing demand and opportunities in this sector.”

A. M. Castle was advised by Jefferies & Co.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, A. M. Castle operates over 50 locations throughout North America and Europe. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

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About Tube Supply, Inc.
Founded in 1986, Tube Supply is a leading value-added distributor of high performance steel and alloy products for the high-end and specialty oilfield equipment and downhole tool manufacturing market. Tube Supply is based in Houston, Texas and its wholly owned subsidiary, Tube Supply Canada ULC operates a warehouse facility in Edmonton, Alberta. Tube Supply’s products include highly-engineered prime carbon and alloy mechanical tubing, bars and blocks, which are designed to operate in severe conditions in the oilfield. Tube Supply also provides value-added services including heat-treating, boring, honing, saw cutting, and machine work. Tube Supply was founded by Paul Sorensen and Jerry Willeford and employs approximately 90 people. More information about Tube Supply and its product and service offerings is available on their website at www.tubesupply.com.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy and outlook. These statements often include words such as “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the ability to successfully integrate Tube Supply and achieve the expected results or synergies of the transaction; the ability to retain Tube Supply’s management team and Tube Supply’s relationships with customers and suppliers; and general and global business, economic, financial, credit and political conditions. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which disclosure is incorporated herein by reference, and elsewhere in reports that we file or furnish with the SEC. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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